Exhibit 99.1

PLX TECHNOLOGY, INC. REPORTS SECOND-QUARTER RESULTS

SUNNYVALE, Calif. – (July 16, 2003) – PLX Technology, Inc. (NASDAQ: PLXT) today announced financial results for the second quarter ended June 30, 2003.

For the second quarter ended June 30, 2003, the Company reported net revenues of $8.7 million, an 11 percent increase from the $7.8 million reported for the second quarter of 2002 and a 2 percent increase from the $8.5 million reported for the first quarter of 2003. Net revenues for the first six months of 2003 were $17.2 million, a 4 percent decrease from the $17.9 million reported for the first 6 months of 2002.

During the second quarter, PLX completed the acquisition of HiNT Corp. with a purchase price, including assumed liabilities and deferred compensation, of approximately $15.6 million. PLX took a one-time charge of $875,000, or approximately $0.04 per share, for the write-off of purchased in-process research and development in the second quarter.

Net losses under generally accepted accounting principles (GAAP), which includes the effect of acquisition-related costs were $1.9 million, or $0.09 per share, for the second quarter of 2003, compared with net losses under GAAP of $1.2 million, or $0.05 per share, for the prior year quarter. Net losses for the first six months of 2003 were $2.7 million, or $0.13 per share, compared to net losses of $1.4 million, or $0.06 per share, for the first six months of 2002.

Pro forma net losses for the second quarter ended June 30, 2003, which excludes the effect of acquisition-related costs, were $478,000 or $0.02 per share (diluted), compared to pro forma net losses of $478,000, or $0.02 per share (diluted), for the prior-year quarter. Pro forma net losses for the first six months of 2003 were $704,000, or $0.03 per share (diluted), compared to pro forma net income of $36,000, or $0.00 per share (diluted), for the first six months of 2002. A reconciliation between net losses on a GAAP basis and pro forma net losses is provided in a table immediately below the Pro Forma Consolidated Statements of Operations.

The Company’s gross margins in the second quarter were 71 percent. As a result of selling some previously written-down inventory, the Company recorded a benefit of approximately $120,000, or one gross margin point in the second quarter.

Cash and investments increased to $22.0 million at June 30, 2003, from $21.7 million at December 31, 2002.

“In the second quarter, PLX strengthened its interconnect silicon market position by acquiring HiNT Corp., a company with a complementary line of integrated circuits,” said Michael Salameh, president of PLX. “Combining PLX and HiNT provides electronic equipment suppliers with a single source for a complete selection of advanced interconnect chips and design support. In addition to adding a strong product line, the merger magnifies our power to sell all of our products by broadening our exposure to new customers and design opportunities.

“We estimate third-quarter revenues to be between $9.5 million and $10.5 million. We are projecting a wide range because turns business has been variable and unpredictable. We anticipate that third-quarter operating expenses on a GAAP basis will be between $7.3 million and $7.5 million and on a pro forma basis, which excludes the effect of acquisition-related costs of approximately $400,000 for the quarter, will be between $6.9 million and $7.1 million. We expect gross margins to remain in the 65 to 70 percent range.”

The Company will be conducting a conference call today at 2:00 p.m. (PST) to discuss its second-quarter financial results. There will also be a live Webcast and a replay of the conference call that will be available through the Investors section of the PLX Web site at www.plxtech.com until July 23, 2003. The Webcast can also be accessed through www.ccbn.com.

Event archives are normally available one to two hours after the event ends. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

About PLX
PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the leading supplier of standard I/O interconnect silicon to the communications, server, storage and embedded-control industries. The PLX solution provides a competitive edge to our customers through an integrated combination of high-performance silicon, hardware and software design tools, and partnerships. These innovative solutions are designed to enable our customers to develop communications equipment with industry-leading performance, scalability and reliability. Furthermore, the combination of PLX product features, supporting development tools and partnerships allows customers to bring their designs to market faster. PLX PCI I/O Accelerator and HyperTransport Tunnel-to-Dual PCI-X devices are designed into a wide variety of embedded PCI communication systems, including switches, routers, line cards, media gateways, base stations, access multiplexors and remote access concentrators.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include statements about the Company’s estimated revenues, estimated expenses, estimated margins and estimated ongoing acquisition-related costs for the third quarter of 2003, and the expected broadening of our exposure to new customers and design opportunities, the strength of the HiNT product line, and our expected future turns business. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. Factors that could cause actual results to differ materially include risks and uncertainties such as reduced demand for products of electronic equipment manufacturers which include the Company’s products due to adverse economic conditions in general or specifically affecting the Company’s markets, technical difficulties and delays in the development process, errors in the products, reduced backlog of the Company’s customers, unexpected expenses and the political climate. You are also referred to the documents filed by the Company with the SEC from time to time, including but not limited to the annual report on Form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarter ended March 31, 2003, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.

Editorial contact:	Company contact:
Jerry Steach	Rafael Torres, CFO
CommonGround Communications (for PLX)	PLX Technology, Inc.
Tel: 650.967.3071	Tel: 408.774.9060
jsteach@plxtech.com	rtorres@plxtech.com

PLX TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,

	2003	2002	2003	2003	2002

Net revenues	$8,660	$7,797	$8,503	$17,163	$17,915
Cost of revenues	2,518	2,381	2,515	5,033	5,742

Gross margin	6,142	5,416	5,988	12,130	12,173
Operating expenses:
Research and development	3,893	3,518	3,713	7,606	7,177
Selling, general and administrative	3,193	3,298	3,058	6,251	6,636
In-process research and development	875	—	—	875	—
Amortization of purchased intangible assets	204	133	133	337	266

Total operating expenses	8,165	6,949	6,904	15,069	14,079
Loss from operations	(2,023)	(1,533)	(916)	(2,939)	(1,906)
Interest income and other, net	102	255	108	210	486

Loss before provision (benefit) for income taxes	(1,921)	(1,278)	(808)	(2,729)	(1,420)
Provision (benefit) for income taxes	(24)	(118)	8	(16)	11

Net loss	$(1,897)	$(1,160)	$(816)	$(2,713)	$(1,431)

Basic and diluted net loss per share	$(0.09)	$(0.05)	$(0.04)	$(0.13)	$(0.06)

Shares used to compute basic and diluted per share amounts	22,214	23,529	21,135	21,678	23,440

PLX TECHNOLOGY, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(Excluding Acquisition-Related Costs and Amortization of Intangible Assets)
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,

	2003	2002	2003	2003	2002

Net revenues	$8,660	$7,797	$8,503	$17,163	$17,915
Cost of revenues	2,518	2,381	2,515	5,033	5,742

Gross margin	6,142	5,416	5,988	12,130	12,173
Operating expenses:
Research and development	3,534	2,975	3,256	6,790	6,060
Selling, general and administrative	3,184	3,292	3,058	6,242	6,552

Total operating expenses	6,718	6,267	6,314	13,032	12,612
Loss from operations	(576)	(851)	(326)	(902)	(439)
Interest income and other, net	102	255	108	210	486

Income (loss) before provision (benefit) for income taxes	(474)	(596)	(218)	(692)	47
Provision (benefit) for income taxes	4	(118)	8	12	11

Net income (loss)	$(478)	$(478)	$(226)	$(704)	$36

Diluted net income (loss) per share	$(0.02)	$(0.02)	$(0.01)	$(0.03)	$0.00

Shares used to compute diluted per share amounts	22,214	23,529	21,135	21,678	24,095

A reconciliation between net loss on a GAAP basis and pro forma net income (loss) is as follows:
GAAP net loss	$(1,897)	$(1,160)	$(816)	$(2,713)	$(1,431)
In-process research and development	875	—	—	875	—
Amortization of deferred stock-based compensation	368	549	457	825	1,201
Amortization of purchased intangible assets	204	133	133	337	266
Income tax effect	(28)	—	—	(28)	—

Pro forma net income (loss)	$(478)	$(478)	$(226)	$(704)	$36

PLX TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2003	2002 (1)

	(unaudited)
ASSETS
Cash and investments	$21,959	$21,680
Accounts receivable, net	4,517	2,568
Inventories	2,467	1,003
Income tax receivable	—	3,635
Property and equipment, net	31,702	31,962
Goodwill	17,074	8,054
Other intangible assets	3,323	970
Other assets	1,895	2,103

Total assets	$82,937	$71,975

LIABILITIES
Liabilities:
Accounts payable	$2,721	$1,582
Accrued compensation and benefits	1,228	932
Deferred revenues	927	613
Accrued commissions	217	201
Other accrued expenses	1,607	683
Deferred tax liability	1,048	—

Total liabilities	7,748	4,011
STOCKHOLDERS’ EQUITY
Common stock, par value	24	21
Additional paid-in capital	84,215	74,953
Deferred compensation	(185)	(900)
Notes receivable for employee stock purchases	(68)	(67)
Accumulated other comprehensive income	5	46
Accumulated deficit	(8,802)	(6,089)

Total stockholders’ equity	75,189	67,964

Total liabilities and stockholders’ equity	$82,937	$71,975

(1)	Derived from audited financial statements